                                                                  EXHIBIT 10.36

              AMENDED AND RESTATED MASTER INTERCORPORATE AGREEMENT
              ----------------------------------------------------

     This Amended and Restated Master Intercorporate Agreement (the "Agreement") is made as of the 1st day of November 1993 by and among WMX Technologies, Inc.(formerly named "Waste Management, Inc."), a Delaware corporation ("WMX"), Chemical Waste Management, Inc., a Delaware corporation and majority-owned subsidiary of WMX ("CWM"), and Wheelabrator Technologies Inc., a Delaware corporation and majority-owned subsidiary of WTI ("WTI").

     WHEREAS, WMX, CWM and WTI entered into a Master Intercorporate Agreement (the "Original Agreement") dated as of September 7, 1990 in connection with the merger of WM Sub, Inc., formerly a wholly owned subsidiary of WMX, into WTI, with WTI being the surviving corporation (the "Merger"), pursuant to an Agreement and Plan of Merger dated March 30, 1990, as amended as of July 24, 1990 (the "Merger Agreement");

     WHEREAS, the Original Agreement was amended in part by the International Business Opportunities Agreement dated as of March 18, 1992 by and among WMX, CWM, WTI, Waste Management International, Inc. and Waste Management International plc (the "Original IBOA") (the Original Agreement, as amended by the Original IBOA, being referred to herein as the "Amended Original Agreement"). The Original IBOA has been amended and restated by the First Amended and Restated International Business Opportunities Agreement (the "Amended and Restated IBOA") dated as of January 1, 1993 by and among the parties to the Original IBOA and Rust International Inc. ("Rust").

     WHEREAS, the parties hereto wish hereby to amend and restate the Amended Original Agreement in its entirety to reflect the modifications made pursuant to the Amended and Restated IBOA and to provide for certain new matters.

     NOW, THEREFORE, for and in consideration of the recitals set forth above, and in consideration of the agreements, rights, obligations and covenants contained herein, WMX, CWM and WTI hereby agree as follows:

                                 ARTICLE I
                                  DEFINITIONS
                                  -----------
          1.1  Particular Terms.  As used in this
Agreement the following terms shall have the meaning ascribed to them below:

              1.1.1 "Business Day" shall mean each Monday through Friday, other than any such day on which banks in either New York City or Pittsburgh, Pennsylvania are authorized not to be open for business generally.

              1.1.2 "Effective Date" shall mean November 1, 1993.

              1.1.3 "Event of Default" shall have the meaning set forth in
Section 9.2 hereof.

              1.1.4 "Excess Cash" shall mean at any time funds of WTI or its Subsidiaries from operations, the maturation of investments or otherwise which WTI reasonably determines and advises WMX will not be required for the conduct of its business and operations for the succeeding 30 days.

              1.1.5 "Funding Agreement" shall have the meaning specified in
Section 13.9 hereof.

              1.1.6 "Indebtedness" of a specified Person or Persons shall mean all amounts owing by such Person or Persons to another specified Person or Persons, including, without limitation, amounts owing with respect to loans made on open account or otherwise, whether before, on or after the date hereof, including, without limitation, principal thereof and premium, if any, and interest thereon, and all amounts properly charged to an intercompany account of such first specified Person or Persons.

              1.1.7 "Insurance Subsidiary" shall mean National Guaranty Insurance Company and Mountain Indemnity Insurance Company, each a Subsidiary of WMX, and any future Subsidiary of WMX engaged in substantially the same business as such Subsidiaries.

              1.1.8 "International Development Agreement" shall mean that certain Third Amended and Restated International Development Agreement dated January 1, 1993 by and among WMX, WTI, CWM, WMII, Waste Management International, Waste Management Europe N.V., Rust, WTI International Holdings Inc. and RIH Inc.

              1.1.9 "North America" shall mean Canada, Mexico and the United States of America and its territories and possessions (including the District of Columbia and the Commonwealth of Puerto Rico).

              1.1.10 "Open Account Indebtedness" shall mean with respect to WTI and its Subsidiaries all Indebtedness of WTI and its Subsidiaries incurred on or prior to the Effective Date on open account to WMX or any one or more Subsidiaries of WMX, all Indebtedness of WTI and its Subsidiaries to WMX or any one or more Subsidiaries of WMX incurred after the Effective Date pursuant to
Section 3.2.2 hereof and all other amounts now or at any time hereafter owing by WTI and its Subsidiaries to WMX or any one or more of its Subsidiaries (other than term loans).

              1.1.11 "Person" shall mean any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

              1.1.12 "Promissory Note" shall mean a promissory note executed by a party hereto pursuant to Section 3.5 hereof.

              1.1.13 "Securities Act" shall mean the Securities Act of 1933, as amended.

              1.1.14 "Subsidiary" shall mean for any Person, another Person directly or indirectly controlled by such Person; provided, however, that for purposes of this Agreement, (i) neither WTI nor any Person controlled by it shall be deemed to be a Subsidiary of WMX or any Person controlled by WMX and
(ii) notwithstanding the foregoing, each Person controlled by WTI shall be deemed to be a Subsidiary of WTI and each Person controlled by a Subsidiary of WTI shall be deemed to be a Subsidiary of such Subsidiary of WTI.

              1.1.15 "Waste Management International" shall mean Waste Management International plc, a majority-owned subsidiary of WMX.

              1.1.16 "WMX Controlled Subsidiary" shall mean a Subsidiary of WMX that is under the control of WMX.

              1.1.17 "WMII" shall mean Waste Management International, Inc., a Delaware corporation and wholly owned subsidiary of WMX.

              1.1.18 "WMI" shall mean Waste Management, Inc., an Illinois corporation and wholly owned subsidiary of WMX (formerly known as "Waste Management of North America, Inc.").

          1.2 Other Terms. Other capitalized terms shall have the meanings ascribed to them in particular provisions of this Agreement.

                                 ARTICLE II
              THIS ARTICLE IS INTENTIONALLY LEFT BLANK.ARTICLE III
             CASH MANAGEMENT, WORKING CAPITAL AND TREASURY SERVICES
             ------------------------------------------------------

          3.1 Generally. WTI desires WMX to implement, as provided herein, a cash management and working capital program with the objective of allowing WTI to (a) obtain a return from WMX on investments of Excess Cash that will, over time, exceed the returns WTI could reasonably expect to obtain from investing such funds itself, and (b) obtain working capital financing at rates superior to those otherwise available to WTI. WMX and WTI agree to use their reasonable good faith efforts to implement, as provided herein, such a cash management and working capital program and they further agree to review and renegotiate this program from time to time as necessary to ensure that neither bears undue risks or losses.

          3.2.  Indebtedness and Cash Requirements.

              3.2.1 Commitment. Until the date of termination of this Agreement pursuant to Article XII or otherwise pursuant to this Agreement, (the "Termination Date"), and subject to Article XIII hereof, WMX agrees on the terms and in the manner provided in this Article III to loan to WTI funds in such amount as WTI may from time to time request, subject to a maximum aggregate amount of Indebtedness of WTI and its Subsidiaries to WMX and its Subsidiaries outstanding at any time equal to the sum of (i) the aggregate principal amount of all Indebtedness of WMX and its Subsidiaries to WTI, if any, and its Subsidiaries outstanding at the time (the "Compensating Balance Facility") plus
(ii) until September 7, 1995 $100 million (the "$100 Million Facility"). For purposes of this Section 3.2.1, the Indebtedness of WTI and its Subsidiaries to WMX and its Subsidiaries shall include, without limitation, (a) all Indebtedness of WTI and its Subsidiaries to WMX and its Subsidiaries, whether incurred before, on or after the date hereof, whether as intercompany advances, term loans or otherwise, (b) all Indebtedness of WTI and its Subsidiaries guaranteed by WMX or any of its Subsidiaries, whether before, on or after the Effective Date and (c) all unpaid amounts properly charged by WMX or any of its Subsidiaries to any intercompany account maintained with WTI or any of its Subsidiaries, whether before, on or after the date hereof.

              3.2.2 Open Account Indebtedness. WMX shall, at WTI's request, advance funds to WTI on open account, subject to the limits specified in Section
3.2.1 above and

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subject to Articles IX and XIII hereof, whereupon the amount of such advance shall constitute Open Account Indebtedness of WTI and its Subsidiaries. Subject to Section 3.6 hereof, all Open Account Indebtedness of WTI shall be due and payable on demand made at any time on or after the Termination Date; provided, however, that if at any time prior to the Termination Date the outstanding balance of Open Account Indebtedness of WTI and its Subsidiaries, together with the outstanding aggregate balance of all other Indebtedness of WTI and its Subsidiaries to WMX and its Subsidiaries (other than Open Account Indebtedness represented by invoices issued by WMX or its Subsidiaries for goods sold or services rendered to the extent such invoices are not yet due and payable by their terms), exceeds the limit set forth in Section 3.2.1 hereof, then the lesser of the amount of such excess or the entire balance of such Open Account Indebtedness shall be due and payable on demand by WMX. WTI shall be entitled to pay any or all Open Account Indebtedness at any time prior to its maturity without payment of any premium or penalty.

              3.2.3 Interest on Open Account Indebtedness. Interest shall accrue on each day's balance of Open Account Indebtedness of WTI or its Subsidiaries to WMX or its Subsidiaries at the effective rate per annum that would be payable by WMX (inclusive of underwriters', dealers' or agents' commissions, fees or charges) with respect to 30-day commercial paper issued by WMX on the first business day of each month in which any Open Account Indebtedness of WTI or its Subsidiaries is outstanding, plus such number of basis points as is necessary and appropriate to effectively reimburse WMX for any expense (other than WMX's effective rate for borrowing funds) of obtaining funds incurred by it, including without limitation, WMX's cost of procuring or maintaining back-up credit lines sufficient to enable WMX to reclassify such Open Account Indebtedness from short-term to long-term ("Back-up Lines"). If on any day the net advance account balance between WTI and its Subsidiaries on the one hand and WMX and its Subsidiaries on the other hand, shows a credit due to WTI and its Subsidiaries, WTI shall be entitled to interest on such balance for such day at a rate per annum equal to (A) the effective rate (inclusive of underwriters', dealers' or agents' commissions, charges or fees) that would be payable by WMX with respect to 30-day commercial paper issued by WMX on the first business day of each month in which such net balance due to WTI and its Subsidiaries occurs, minus (B) such number of basis points as WMX and WTI agree as represents one-half of the spread between (1) the rate determined pursuant to clause (A) above, and (2) the effective interest rate per annum which would normally be receivable by WTI in investments in commercial paper on the date and of the type specified in clause (A) above. To the extent WTI can demonstrate the availability to it of lower comparable short-term borrowing rates or higher rates of return on short-term investments of comparable risk, maturity and amount, as the case may be, it shall be entitled to such rates from WMX. Interest on Open Account Indebtedness of WTI and its Subsidiaries, or on the net credit advance account balance to WTI and its Subsidiaries, as the case may be, shall be due and payable on the first day of each month and at the maturity of all Open Account Indebtedness, whether by acceleration or otherwise, at such place or places as WMX or WTI, as the case may be, may from time to time designate.

          3.3 WMX Term Loans to WTI. In the event that prior to the Termination Date WTI requires funds for the conduct of its business and operations which it does not wish to procure as Open Account Indebtedness then
(i) if at the time there are outstanding term loan borrowings by WMX from WTI pursuant to Section 3.4 below, WTI may borrow from WMX under the Compensating Balance Facility, and WMX shall lend to WTI under the Compensating Balance Facility, subject to the limit specified in Section 3.2.1(i) above, funds on a term loan basis pursuant to the provisions of Section 3.5 hereof in such amount as WTI may request, and (ii) WTI may borrow from WMX under the $100 Million Facility, and WMX shall lend to WTI under the $100 Million Facility, subject to the limits specified in Section 3.2.1(ii) above, funds on a term loan basis pursuant to the provisions of Section 3.5 hereof in such amount as WTI may request. WTI may make term loan borrowings pursuant to this Section 3.3 no more often than once per calendar quarter.

          3.4 WTI Term Loans to WMX. In the event that prior to the Termination Date WTI has Excess Cash which it does not wish to apply toward reduction of the debit balance, if any, of its Open Account Indebtedness to WMX or, if such balance is then zero, to lend to WMX on open account, then no more often than once per calendar quarter it shall lend such Excess Cash to WMX, and WMX shall borrow such funds, pursuant to the provisions of Section 3.5 hereof; provided, however, that WTI shall not be obligated to loan Excess Cash to WMX if doing so would be a material factor in affecting WTI's ability to obtain or maintain a Minimum Rating with respect to Qualified Outstanding Debt or if there be none, a Hypothetical Debt Issuance (as such capitalized terms are defined in the Funding Agreement).

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

          3.5  Term Loans.

              3.5.1 Promissory Note and Maturity. At the time of WTI's or WMX's, as the case may be, first borrowing of funds from WMX or WTI, as the case may be, pursuant to Section 3.3 or 3.4 above, the borrowing party shall execute and deliver to the lending party a Promissory Note substantially in the form of Exhibit A attached hereto. Unless the parties to the loan otherwise agree in writing at the time of the making of the loan, and subject to Section 3.6 hereof, each loan represented by such a Promissory Note shall be due on such date, not to exceed ten (10) years from the date of the making of the loan for borrowings by WTI under the Compensating Balance Facility and borrowings by WMX from WTI and 270 days from the date of the making of the loan for borrowings by WTI under the $100 Million Facility, as WTI and WMX shall agree at the time of the making of the loan, provided that the maturity dates of any Compensating Balance Facility term loan borrowings by WTI pursuant to Section 3.3 above shall be coordinated with the maturity dates of WMX's term loan borrowings from WTI pursuant to Section 3.4 above so that (i) for each Compensating Balance Facility term loan borrowing principal amount, there is an equal or greater amount of WMX term loan indebtedness to WTI which matures at the same time as or later than such WTI borrowings and (ii) at no point in time may any principal amount of the Compensating Balance Facility borrowing by WTI be outstanding in excess of the outstanding balance of WMX term loan borrowings from WTI pursuant to Section 3.4 above. Each such loan shall, as WTI may choose at the time of the making of the loan, either bear a stated rate of interest determined as provided in Section
3.5.2 or 3.5.3 below, as the case may be, or be made on a floating interest rate basis, determined as provided in Section 3.5.4 below.

              3.5.2 WTI Term Indebtedness. WTI shall pay interest to WMX on each borrowing by WTI pursuant to Section 3.3 above (other than any borrowing which is to bear a floating rate of interest) at such rate per annum as WTI and WMX agree equals (a) the then current effective rate (inclusive of underwriters' or dealers' commissions, charges or fees or similar charges) which would be payable by WMX on commercial paper (in the case of a borrowing by WTI having a maturity date of 270 or fewer days from the date of the making of the loan), or on medium-term notes (in the case of a borrowing by the Company having a maturity date more than 270 days from the date of the making of the loan) sold to an unaffiliated purchaser through underwriters or agents and having a maturity date corresponding to the maturity date of such borrowing by WTI plus (b) such number of basis points as is necessary and appropriate to effectively reimburse WMX for any expense (other than WMX's effective rate for borrowing funds) of obtaining funds incurred by it, including, without limitation, WMX's cost of procuring or maintaining Back-Up Lines, provided, that if WTI can demonstrate the availability of a lower borrowing rate for comparable borrowings at the time of such borrowing, it shall be entitled to pay such lower rate.

              3.5.3 WMX Term Indebtedness. Each loan from WTI to WMX pursuant to
Section 3.4 above shall bear a rate of interest per annum equal to (a) the effective interest rate which WMX would be required to pay (inclusive of underwriters', dealers' or agents' commissions, charges or fees or similar charges) in the issuance to an unaffiliated purchaser of WMX commercial paper or medium-term notes, as the case may be, of equal amount and maturity date, minus
(b) such number of basis points as WMX and WTI agree at the time of the making of the loan as representing one-half of the spread between (i) the rate determined pursuant to clause (a) of this Section 3.5.3 and (ii) the stated interest rate which would normally be receivable by WTI in an investment in commercial paper or medium-term notes issued by an unaffiliated party, as the case may be, of amount, maturity and risk equal to the same instruments issued by WMX. To the extent that WTI can demonstrate the availability to it at the time of the making of a loan to WMX of higher rates of return on investments of equal amount, risk and maturity, it shall be entitled to receive such rates from WMX with respect to such loan.

              3.5.4 Floating Interest Rate. The parties may agree at the time of making any loan that the loan shall bear a floating interest rate determined on the basis of such reference interest rate per annum or other basis, either with or without any increase thereto or decrease therefrom, as the parties may at the time agree, in which event the interest rate on such loan shall automatically adjust as such reference rate or other basis adjusts. With respect to any borrowing by WTI on a floating rate basis hereunder, the reference interest rate or other basis to be agreed upon by the parties, together with the amount of any increase thereto or decrease therefrom, shall not exceed that which would be charged WTI for a comparable loan by an unaffiliated Person lending on an arms-length basis.

              3.5.5 Interest Payment Dates. If the maturity date of a loan pursuant to Section 3.3 or 3.4 above is less than or equal to three months from the date of the making of the loan, interest shall be due and payable in arrears at the maturity date of the loan.

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If the maturity date of such loan is later than three months from the date of the making of the loan, interest shall be due and payable in arrears at the end of each calendar quarter following the date of the making of such loan (or where a floating rate loan uses a basis involving other payment dates, on such other payment dates), with a final payment on the date payment of such loan is due, whether by acceleration or otherwise. Interest shall be based on the actual number of days elapsed based on a 360 day year.

              3.5.6 Manner of Payment. All payments of Indebtedness of WTI or WMX, as the case may be, shall be made when and as due at such place as the receiving party may from time to time designate.

          3.6 Set-Off. In the event that either WTI or WMX fails to pay to the other when due any payment of principal or interest with respect to a loan made pursuant to Section 3.2, 3.3 or 3.4 above, the party entitled to receive such payment may upon written notice to the other party set-off the amount of such payment against any or all sums owed by it to the other party.

          3.7 Securities Representations. Each of WMX and WTI (a) represents to the other that the note to be acquired by it pursuant to Section 3.5 above will be acquired for investment purposes only and not with a view toward any public distribution and (b) agrees not to sell or otherwise dispose of such note except in accordance with the Securities Act and all applicable state securities laws.

          3.8 Waiver. Each of WTI, as to all Indebtedness of WTI to WMX incurred pursuant to this Article III, and WMX, as to all Indebtedness of WMX to WTI incurred pursuant to this Article III, hereby waives presentment, demand, protest, notice of dishonor and any and all other notices, except as expressly set forth in this Agreement.

          3.9 Treasury Services. At WTI's request, WMX shall from time to time consult with and advise WTI on such cash management, banking, letter of credit, financing, strategic planning and other financial and treasury matters as are within WMX's knowledge and experience.

                                   ARTICLE IV
                    RISK MANAGEMENT AND SURETY BOND SERVICES
                    ----------------------------------------

          4.1 Risk Management Assistance. WMX will make available to WTI the services of WMX's corporate risk management department for purposes of assisting WTI in

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

negotiating the purchase of WTI's insurance and risk management services requirements. All costs incurred by WMX or any of its Subsidiaries to unaffiliated third parties for insurance (including, without limitation, allocations from WMX as provided below) provided or procured by WMX or its Subsidiaries on behalf of WTI or its Subsidiaries shall be paid by WTI. The cost of insurance coverage which benefits both WTI or its Subsidiaries, on the one hand, and WMX or its Subsidiaries, on the other, including, without limitation, retrospective premiums and self-insurance cost allocations, shall be allocated so as to apportion such costs fairly between WTI and its Subsidiaries, on the one hand, and WMX and its Subsidiaries, on the other, on the basis of relative loss experience, total insurance costs, relative extent of coverage, relative loss exposure and other appropriate factors, and will be allocated to WTI and its Subsidiaries on a basis no less favorable to them than that generally accorded WMX's less than wholly owned Subsidiaries. In the event of any refund of any insurance premium to WMX with respect to any insurance coverage applicable to WTI or its Subsidiaries, WMX shall pay, or credit against other amounts due to WMX from WTI or its Subsidiaries, such portion of such refund as is reasonably allocable to WTI and its Subsidiaries.

          4.2 Surety Bonds. Subject to the limits of Section 4.4 below, WMX shall use its reasonable good faith efforts to (a) procure surety bonds for or on behalf of WTI and (b) issue guarantees or procure letters of credit for the purpose of facilitating WTI's obtaining surety bonds on substantially the same terms and conditions that are available from time to time for similar bonds procured by WMX on behalf of its Subsidiaries, provided that the risk of loss with respect to bonds procured for or on behalf of WTI or guarantees or letters of credit issued or procured by WMX with respect to WTI bonds is comparable to the risk of loss with respect to such bonds procured from time to time by WMX on behalf of WMX's Subsidiaries. WTI shall compensate WMX for the procurement or provision of surety bonds for or on behalf of WTI and its Subsidiaries on such basis (including, without limitation, an allocation of all costs incurred by WMX or any of its Subsidiaries to unaffiliated third parties in procuring or providing surety bonds for or on behalf of all Persons controlled by it) as WMX may from time to time reasonably determine, provided, that in any calendar year the aggregate amount of such compensation for all surety bonds procured or provided by WMX or its Subsidiaries for WTI and its Subsidiaries in such year shall not exceed the aggregate annual cost which WTI would have incurred in procuring surety bonds of the same type and amount from unaffiliated third parties during such year.

          4.3  Captive Insurance Company.

              4.3.1 WMX shall, subject to the requirements of all applicable laws and regulations and subject to the limits of Section 4.4 below, cause its Insurance Subsidiaries to offer WTI insurance and surety bond products and services at prices and on terms substantially the same as those offered from time to time to WMX's Subsidiaries; provided, that, subject to the requirements of all applicable laws and regulations, the prices for any product or service or related group of products or services which WTI has requested shall not exceed the prices then currently available from non-affiliated providers of substantially the same products and services or related group of products or services; and provided further that if the risk of loss to an Insurance Subsidiary from making products and services available to WTI is not comparable to the risk of loss with respect to WMX's Subsidiaries, the prices and terms of any such product or service which is offered to WTI may, in WMX's sole discretion, reflect such different risk of loss. WMX will use its reasonable good faith efforts to cause such products and services to be priced at a discount to comparable products offered by independent third parties.

              4.3.2 WTI hereby acknowledges that Insurance Subsidiaries issue bonds and insurance policies in favor of third parties on behalf of Subsidiaries of WMX subject to the requirement that such Subsidiaries reimburse the Insurance Subsidiaries for all payments by the Insurance Subsidiaries to third parties pursuant to such bonds or policies.

          4.4 Limits. In no event shall WMX be obligated to provide, or cause any Insurance Subsidiary or any of WMX's other Subsidiaries to provide, any agreement, product or service contemplated under this Article IV, if doing so would cause the Aggregate WMX Exposure (as defined below) to exceed an amount equal to 30% of WTI's stockholders' equity, as shown on WTI's most recently available annual or quarterly balance sheet prepared in accordance with generally accepted accounting principles. As used herein, the term "Aggregate WMX Exposure" shall mean the sum of:

              (i) the aggregate penal sum of all outstanding surety bonds procured by WMX (including those procured from an Insurance Subsidiary) for or on behalf of WTI;

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              (ii)  the aggregate face amount of all guarantees issued by WMX for or on behalf of WTI for the purpose of facilitating WTI's obtaining surety bonds;

              (iii) the aggregate face amount of all letters of credit procured by WMX for or on behalf of WTI for the purpose of facilitating WTI's obtaining surety bonds; and

              (iv) the aggregate amount of the policy limits under insurance policies issued by an Insurance Subsidiary for the benefit of WTI.

Notwithstanding anything in this Agreement to the contrary, "Aggregate WMX Exposure" shall not include any payment obligation of WMX under the Funding Agreement or any Funding Action (as defined therein) undertaken by WMX pursuant thereto.

                                   ARTICLE V
                          ENVIRONMENTAL AUDIT SERVICES
                          ----------------------------

          5.1 Services. WMX shall make available to WTI such services of the types generally provided by WMX's Environmental Audit Department to WMX's Affiliates as WTI may from time to time reasonably request. Such services shall include, but shall not be limited to, assisting WTI in developing and implementing audit procedures relating to compliance by WTI's facilities with all applicable requirements of environmental laws, regulations, permits and licenses.

                                   ARTICLE VI
                      FEDERAL AND STATE GOVERNMENT AFFAIRS
                      ------------------------------------

          6.1 Services. WMX shall make available to WTI such legislative, regulatory and governmental evaluation, consultation and advisory services of the types generally provided by WMX to its other Affiliates as WTI may from time to time reasonably request, provided that the scope of such services shall be limited to matters normally addressed by WMX's governmental affairs personnel and shall include furnishing the same types of information relating to legislative, regulatory and governmental affairs that WMX furnishes to its Affiliates. Such services shall be provided through WMX's senior federal governmental affairs personnel located in Washington, D.C.; WMX's senior state governmental affairs personnel located in Oak Brook, Illinois; WMX's state governmental affairs personnel

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located in WMX's regional offices; and WMX's network of outside federal and state legislative, regulatory and governmental affairs consultants.

                                  ARTICLE VII
                           MARKETING SUPPORT SERVICES
                           --------------------------

          7.1 Marketing of WTI Services and Products. Subject to the provisions of the International Development Agreement and the Amended and Restated IBOA, WMX and CWM shall use their reasonable good faith efforts to assist WTI in marketing WTI's environmental services and products. Without limitation, WMX will (a) incorporate into its marketing programs, promotional materials and promotional events, information about WTI and its services and products; (b) develop marketing programs and related promotional materials which feature WTI services and products as an important part of the package of comprehensive environmental products and services provided by WMX; and (c) encourage its and CWM's sales, marketing and environmental facilities development personnel and managers of its local operations to (i) identify and refer to WTI information regarding opportunities to sell WTI services and products to WMX customers, and
(ii) use their business relationships to provide reasonable assistance to WTI in selling its services and products.

          7.2 Marketing of WMX and CWM Services and Products. WTI shall use its reasonable good faith efforts to assist WMX and CWM in marketing WMX's and CWM's respective environmental services and products. In particular, WTI will (a) incorporate into its marketing programs, promotional materials and promotional events, information about WMX and its services and products; (b) develop marketing program and related promotional materials which feature WMX services and products as an important part of the package of environmental products and services provided by WTI; and (c) encourage its sales, marketing and environmental facilities development personnel and managers of its local operations to (i) identify and refer to WMX or CWM, as appropriate, information regarding opportunities to sell WMX and CWM services and products to WTI customers, and (ii) use their business relationships to provide reasonable assistance to WMX and CWM in selling their respective services and products.

          7.3 Integration with Existing Programs. The parties' respective obligations under this Article VII shall not require the termination or modification of existing marketing programs or promotional materials or events; rather, as the parties renew or modify their existing programs, materials or events, they shall incorporate information about the services and products of the others, as provided above.

                                  ARTICLE VIII
                         PREFERRED VENDOR RELATIONSHIP
                         -----------------------------

          8.1 Designation of Preferred Vendor. WMX and CWM agree that WTI shall be the Preferred Vendor (as defined below) to WMX and CWM for the following services and products, as WMX or CWM may from time to time require from unaffiliated third party vendors:

              (a) all design and engineering services and equipment for air pollution control facilities, systems and devices used or required with respect to facilities located in North America, which services or equipment are of the types then provided by WTI (the "APC Services and Products"); and

              (b) all engineered products of the types then manufactured or assembled by WTI ("WTI Products").

          8.2 Definition of "Preferred Vendor". As used herein, the term "Preferred Vendor" means that,

              (a) with respect to purchases of APC Services and Products or WTI Products, in a single order or any series of related orders, reasonably expected by WMX or CWM, as the case may be, to cost $2 million dollars or more or,

              (b) with respect to a combination of APC Services and Products and WTI Products to be purchased by WMX or CWM with respect to a particular project which WMX or CWM, as the case may be, reasonably expects to generate aggregate expenditures by WMX or CWM, as the case may be, of $2 million or more for APC Services and Products and WTI Products in connection with such project, neither WMX nor CWM shall purchase such APC Services and Products or WTI Products from any unaffiliated third party unless WMX or CWM, as the case may be, has reasonably determined in good faith that the overall value, in terms of price, terms and conditions, quality, documentation, service and other matters, of APC Services and Products or WTI Products available from parties other than WTI significantly exceeds the value of such APC Services and Products or WTI Products available from WTI, provided that WMX or CWM, as the case may be, shall be excused from the foregoing obligation if (i) WTI has failed to respond within a reasonable period of time to a request by WMX or CWM, as the case may be, for a price quotation or other terms or information with respect to APC Services and Products or WTI Products or has failed to commit to deliver APC Services and Products or WTI Products within the time period in which WMX or CWM, as the case may be, shall have required such APC Services and Products or WTI Products to be delivered, which time period, in either case, shall not be substantially shorter than the time period that WMX or CWM would have required from or allowed to an unaffiliated third party or, if WTI shall have made no such commitment, within a reasonable period of time after WMX or CWM has ordered them; or (ii) in WMX's or CWM's, as the case may be, reasonable, good faith judgment, the particular project or product is not appropriate for WTI in light of the nature of WTI's expertise and experience with similar projects.

                                   ARTICLE IX
                                     DEFAULT
                                     -------
          9.1. Right on Default. Upon the occurrence of an Event of Default (as defined below), WMX may in its sole and exclusive discretion suspend or terminate any or all of its obligations hereunder or may declare all Open Account Indebtedness to be, and such Open Account Indebtedness shall, subject to
Section 3.6 hereof, thereupon become, immediately due and payable without presentment, demand, protest, notice of dishonor or notice of any kind, all of which are hereby waived by WTI. WMX's exercise of any particular right or remedy shall not be deemed a waiver of any other right or remedy or to preclude the exercise of any other right or remedy. No failure or delay by WMX in exercising any right or remedy shall constitute a waiver of such right or remedy or any other right or remedy. WTI shall give written notice to WMX of the occurrence of any Event of Default within five Business Days of such occurrence.

          9.2 Events of Default. For purposes hereof, each of the following shall constitute an Event of Default:

              9.2.1 WTI fails to make when and as due any payment of any sums required by the terms of this Agreement or any Promissory Note if either the right of WTI to borrow funds pursuant to Article III hereof shall have been terminated or suspended in accordance with this Agreement or the amount of such payment when added to all other outstanding Indebtedness of WTI to WMX and its Subsidiaries would exceed the limit set forth in Article III above as to all Indebtedness of WTI to WMX, provided, however, that no such failure shall constitute an Event of Default unless WTI or its Subsidiary

              (i) shall have failed to cure such failure within five Business Days of the date the payment was due or

              (ii) shall have failed to pay interest at the rate provided below on the amount of the required payment from the date when due to the date of payment and such failure continues for five Business Days from the date of WMX's written demand for payment of such interest;

              9.2.2 WTI or any of its Subsidiaries fails to make when and as due any payment of principal or interest in respect of any indebtedness of WTI or any of its Subsidiaries for borrowed money, the outstanding principal balance of which plus accrued and unpaid interest exceeds an amount equal to five percent of the total stockholders' equity of WTI and its Subsidiaries determined as of the end of WTI's then most recently completed fiscal year on a consolidated basis in accordance with generally accepted accounting principles (or its equivalent in other currency in which such indebtedness is denominated), whether such indebtedness is now existing or hereafter arising;

              9.2.3 Any event or condition shall occur which (A) results in the acceleration of the maturity of any indebtedness of WTI or any of its Subsidiaries for borrowed money, the outstanding principal balance of which plus accrued and unpaid interest exceeds an amount equal to five percent of the total stockholders' equity of WTI and its Subsidiaries determined as of the end of WTI's then most recently completed fiscal year on a consolidated basis in accordance with generally accepted accounting principles (or its equivalent in other currency in which such indebtedness is denominated), whether such indebtedness is now existing or arises hereafter, or (B) enables (or with the giving of notice or the passage of time or both would enable) the holder of such indebtedness to accelerate the maturity thereof (except, for purposes of this clause (B), any such indebtedness as to which WTI or its relevant Subsidiary shall have a right to cure the event or condition in question and shall be practically able to effect a cure);

              9.2.4 WTI or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

              9.2.5 An involuntary case or other proceeding shall be commenced against WTI or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or an order for relief shall be entered against WTI or any of its Subsidiaries under any applicable bankruptcy laws or similar laws as now or hereafter in effect;

              9.2.6 Any material obligation of WTI under Article III or XIII of this Agreement fails for any reason to be in full force and effect and fully enforceable against WTI; or

              9.2.7 WTI shall fail in any material respect to perform each and every material obligation of it hereunder in timely fashion and such failure shall continue unremedied for a period of ten days from and after WMX's giving of written notice of such failure.

          9.3 Default Interest. All payments due from WTI shall, if not paid when due and if such failure to pay constitutes an Event of Default, bear interest at a floating rate equal to the rate per annum publicly announced by Mellon Bank, Pittsburgh, Pennsylvania, as its prime rate, which rate shall change as such rate changes. Such interest shall be due on demand and shall not duplicate any interest charged pursuant to any Promissory Note.

                                 ARTICLE X
                          OPTION TO ACQUIRE WTI STOCK
                          ---------------------------

          10.1 Consolidation Option. If, at any time or from time to time after the date hereof, WTI shall propose to issue or shall have issued additional shares of WTI voting capital stock ("WTI Stock") with the result that WMX and its Affiliates will or would no longer beneficially own at least a majority of the shares of WTI Stock on a primary basis at the time issued and outstanding, WMX shall have the option (the "Consolidation Option") to purchase from WTI such number of shares of WTI Stock as may be necessary to cause WMX and its Affiliates to remain collectively the beneficial owners of a majority of the shares of WTI Stock at the time issued and outstanding after giving effect thereto. WTI shall notify WMX in advance of any WTI Stock issuance.

          10.2 Duration of Option. The Consolidation Option shall be exercisable at any time and from time to time upon the occurrence of each event entitling WMX to purchase shares of WTI Stock pursuant to the Consolidation Option (a "Triggering Event"), provided that the Consolidation Option shall terminate and be of no further force or effect if it is not exercised prior to April 30th of the calendar year next following the calendar year during which there occurred a Triggering Event, unless prior to such April 30th other events shall occur which cause, without the exercise of the Consolidation Option, WMX to beneficially own a majority of the shares of WTI Stock issued and outstanding.

          10.3 Purchase Price. The purchase price payable upon the exercise of the Consolidation Option shall be an amount equal to the Fair Market Value of the shares of WTI Stock to be purchased. For purposes of this Agreement, "Fair Market Value" shall be the average of the closing sale prices of WTI Stock on the New York Stock Exchange Composite Transactions Tape, as reported in The Wall Street Journal (Midwest Edition), for the shares of WTI Stock to be valued on the five consecutive trading days ending five trading days prior to the closing date specific by WMX as provided in Section 10.4 below, or if the WTI Stock is not then listed on the New York Stock Exchange, the closing sale prices for WTI Stock for such days on the principal stock exchange on which the WTI Stock is then listed or admitted to trading, or if the WTI Stock is not then listed or admitted on any stock exchange, the price as determined in the manner provided in the International Development Agreement for the purchase of WMII stock by WTI.

          10.4 Manner of Exercise and Purchase. The Consolidation Option shall be exercisable at any time and from time to time prior to its expiration by WMX's giving written notice to WTI of such exercise and the date selected by WMX as the closing date for the purchase of shares of WTI Stock, which date shall not be less than 11 or more than 30 trading days from the date of such notice. On the closing date so designated, WTI shall transfer to WMX the shares of WTI Stock issuable pursuant to the Consolidation Option against payment in immediately available funds of the purchase price determined as provided in
Section 10.3 hereof.

          10.5 Reservation of Shares: Representations and Warranties. WTI shall reserve for issuance at all times during the period the Consolidation Option is exercisable a number of shares of WTI Stock equal to the number of shares of WTI Stock issuable upon exercise of the Consolidation Option and upon exercise of the Consolidation Option will transfer to WMX the requisite number of shares of WTI Stock, free and clear of any claim, lien, charge or other encumbrance, with such representations and warranties as are customary and appropriate.

          10.6 Changes in Shares. In case WTI shall make or effect any reclassification of WTI Stock into other shares of capital stock or securities, the record or effective time for which shall occur between the date of this Agreement and termination of the Consolidation Option, appropriate adjustment shall be made to the number and character of the securities subject to the Consolidation Option. ln the event of any merger, consolidation or reorganization of WTI with or into any other person or persons, there shall be substituted, on an equitable basis, for each share of WTI Stock subject to the Consolidation Option, the number and kind of shares of stock or other securities or property to which the holders of a share of WTI Stock will be entitled pursuant to such transaction.

          10.7 Registration Rights. WTI acknowledges and agrees that the shares of WTI Stock to be issued upon exercise of the Consolidation Option shall be subject to the registration rights set forth in the Modification Agreement described in Section 2.1 hereof

                                   ARTICLE XI
                         PAYMENT OF COSTS AND EXPENSES
                         -----------------------------

          11.1 Services. In consideration of WMX's or its Subsidiaries' provision of services to WTI or its Subsidiaries pursuant to this Agreement, WMX and each of its Subsidiaries shall be entitled to reimbursement for its fully allocated costs of providing services, in addition to all other payments to which it or its Subsidiaries are entitled pursuant to this Agreement, upon the presentation of invoices supported by (a) time records (or other evidence reasonably satisfactory to WTI) reasonably identifying the nature of the service performed, the period of performance and the identity of the personnel involved or (b) reasonably satisfactory evidence of designation of any employee whose services are dedicated in whole or in substantial part to serving WTI or its Subsidiaries and the portion of such employee's efforts dedicated to the provision of services to WTI or its Subsidiaries. Such fully allocated cost to WMX or its Subsidiaries in providing services shall include, without limitation, the salaries, incentive compensation, employment taxes, benefits and overhead associated with employees of WMX or its Subsidiaries for their time spent providing services to WTI or its Subsidiaries. WMX and its Subsidiaries shall also be entitled to receive reimbursement for such disbursements and out-of-pocket expenses as may be reasonably incurred by WMX or its Subsidiaries in providing such services, as specified in an invoice from WMX or its Subsidiaries. WMX and each of its Subsidiaries may, if it is not reasonably capable of providing the requested services or if such provision would unreasonably disrupt any of its respective activities, obtain such services from unaffiliated providers, and the fees and expenses therein incurred by WMX or its Subsidiaries shall be reimbursable as provided above. Subject to Section 11.3 hereof, each payment obligation of WTI pursuant to this Section 11.1 shall be due and payable 30 days after the date of invoice at such place or places as WMX may from time to time designate.

          11.2 Marketing Expenses. Notwithstanding Section 11.1 above, the parties hereto shall not charge each other for the costs of providing marketing support services as provided in Article VII hereof, except for out-of-pocket expenses that would not have been incurred by a party but for such party's obligations pursuant to Article VII above. Without limitation, WMX and CWM shall not charge WTI, and WTI shall not charge WMX or CWM, for allocation of costs of producing promotional materials for the marketing of the party's own products or services that include references to another's products or services. Subject to the foregoing, WMX and CWM will reimburse WTI for its reasonable expenses, as provided in Section 11.1 above for expenses of WMX, in providing marketing services to WMX and CWM.

          11.3  Payment Through Open Account.   In the interests of
administrative convenience, WMX may, from time to time during the term of this Agreement, utilize the WMX intercorporate advance account payment system (in accordance with WMX's procedures for such system as they may exist from time to time) to charge any amount owed pursuant to this Agreement by WTI or any of its Subsidiaries, as well as any other amount otherwise owed to WMX or any of its Subsidiaries by WTI or any of its Subsidiaries, to an account maintained by WMX or such Subsidiary for such purpose, and upon each such amount's being so charged it shall constitute Open Account Indebtedness for purposes of this Agreement. WMX may likewise credit such an account for any amount due to WTI or its Subsidiaries from WMX or its Subsidiaries. To the extent that, and for such period of time as, any such account reflects a credit balance in favor of WTI or any of its Subsidiaries, such account shall accrue interest at the rates and in the manner specified in Section 3.2.3 hereof for Open Account Indebtedness of WTI to WMX, and the balance of such account shall be due and payable on demand by WTI. WMX or its Subsidiaries shall from time to time be entitled to pay all or any portion of the balance of any such account to WTI or any of its Subsidiaries at any time prior to its maturity without payment of any premium or penalty.

                                  ARTICLE XII
                              TERM AND TERMINATION
                              --------------------

          12.1 Term. Except to the extent otherwise provided in this Agreement, this Agreement shall remain in full force and effect for so long as the Consolidation Option shall be exercisable as provided in Section 10.2 above; provided, that this Agreement shall terminate as to CWM at such time as CWM ceases to be a Subsidiary of WMX; and provided further, that in order to allow WTI to make alternative provisions for obtaining risk management and surety bond services of the type to be provided by WMX pursuant to Article IV above, WMX shall continue to provide such services and coverage to WTI for a period of 120 days following termination of this Agreement.

          12.2 Effect of Termination. If this Agreement is terminated as to a party for any reason, all rights and obligations of such party shall thereupon terminate, except as provided in Section 12.1 above and except for Article XI above and Articles XIII and XIV below.

                                 ARTICLE XIII
                                INDEMNIFICATION
                                ---------------

          13.1. Indemnification of WMX. WTI agrees to indemnify and hold harmless WMX, each of its Subsidiaries and each of their respective directors, officers, employees, agents, attorneys and representatives (the "Indemnified WMX Parties") from and against any and all liabilities, claims, damages, obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) asserted or made against any one or more Indemnified WMX Parties by Persons other than one or more Indemnified WMX Parties and arising from or relating to:

              (a) WMX's, any Insurance Subsidiary's or any other WMX Subsidiary's (A) having extended or procured coverage under any WMX insurance policy to WTI, any of its Subsidiaries or their respective businesses or properties, or having caused such coverage to be so extended, if either an Insurance Subsidiary is the issuer of such policy or WMX or any of its Subsidiaries is obligated to reimburse the issuer of such policy for payments made under such policy, (B) having procured any surety bond or letter of credit for or on behalf of WTI or any of its Subsidiaries or (C) having guaranteed or otherwise assured the performance or payment of any obligation of WTI or any of its Subsidiaries, whether before, on or after the date hereof; or

              (b) the failure of WTI or any of its Subsidiaries to pay when and as due any Indebtedness and other obligations of WTI or any of its Subsidiaries to WMX or any of its Subsidiaries.

          13.2 Invoices by WMX. WMX shall furnish an invoice to WTI for the amount of each payment requested pursuant to this Article XIII, and WTI shall pay each such invoice within 30 days after receiving it, except to the extent that such invoice includes any amount as to which WMX is not entitled to payment by the terms of this Article XIII. WTI may at its option offset any or all of the amount of such invoice against any indebtedness owed by WMX or any of its Subsidiaries to WTI or its Subsidiaries.

          13.3 Defense. WTI may at its option assume and control the defense, compromise, settlement and discharge of each matter as to which any Person is or becomes entitled to indemnification pursuant to this Article XIII. WMX agrees not to compromise, settle or dis-charge any such matter without WTI's written consent unless an Event of Default shall have occurred (which consent shall not be unreasonably withheld or delayed). WTI agrees not to compromise, settle or discharge any such matter without WMX's written consent (which consent shall not be unreasonably withheld or delayed) if any claim shall have been made or threatened against any Person entitled to indemnification under this Article XIII in connection with any such matter unless such compromise, settlement or discharge includes a valid, enforceable and unconditional written release of each such Person. This Article XIII shall survive any and all terminations of this Agreement.

                                  ARTICLE XIV
                                 MISCELLANEOUS
                                 -------------

          14.1 Consequential Damages. In no event shall any party hereto be liable to any other for any consequential damages arising from, in connection with or relating to any matter provided for in this Agreement.

          14.2 No Agency. In connection with the parties' performance of services hereunder, the relationship of the parties shall be solely that of independent contractors and none of the parties shall be or hold itself out as the agent of the other.

          14.3 Limitation on Services. In the event that WTI requests a level of services pursuant hereto that WMX is unable to provide without material disruption of or adverse impact upon the conduct of WMX's business or operations, WMX shall be entitled to reduce the volume of services provided to WTI to such level as will not have such effects. In such event WMX will use its reasonable good faith efforts to overcome such effects so as to be able to provide the services desired by WTI.

          14.4  Mutual Cooperation.

              14.4.1 WMX agrees that from time to time at the request of WTI it will discuss with WTI the types of services other than those provided for herein which WMX would be able to provide to WTI. If WTI desires to obtain those services, WMX and WTI will negotiate and agree upon the terms under which WMX will provide such services including, without limitation, the payment of compensation and expenses to WMX on substantially the terms specified in Article XI hereof.

              14.4.2 Each party agrees to furnish to each of the other parties such reports, statements, documents and information as are within its possession from time to time and as reasonably requested by any such party for any lawful purpose of such other party relating to this Agreement, the transaction contemplated hereby, or WMX's ownership of WTI Stock including, without limitation, preparation of financial statements and tax returns and defense of lawsuits and claims, provided that the possessing party may require the requesting party to enter into an agreement obligating the requesting party to maintain the confidentiality of any confidential report, statement, document or information of the possessing party and not to use the same to the detriment of the possessing party.

          14.5 Services Optional. Except as provided in Section 3.4 hereof, WTI shall not be obligated to use any services of WMX hereunder and may provide such services by itself or obtain them from any other Person.

          14.6 Modification and Waiver. This Agreement may be modified in any manner and at any time, but only by written instrument executed by the parties hereto. Any of the terms, covenants and conditions of this Agreement may be waived at any time by the party entitled to the benefit of such term, covenant or condition, however, such waiver must be in writing and executed by the party against whom such waiver is asserted. No such modification or waiver executed by WTI shall be effective against WTI until approved or verified by a majority of the WTI Independent Directors (as defined in the International Development Agreement). No course of dealing will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

          14.7 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed given and effective five business days after being mailed first class, certified or registered mail, postage prepaid, return receipt requested, addressed as set forth below, or two business days after being sent by overnight courier, telex or telecopy (by a machine that indicates the telex or telecopy number of the machine to which such communication is sent and the receipt by such machine of such communication) to the address or telecopy number set forth below,

              (i) If to WMX:

                  3003 Butterfield Road
                  Oak Brook, Illinois 60521
                  Attention: General Counsel
                  Telecopier: (708) 218-1553

              (ii)  If to CWM:

                    3001 Butterfield Road
                    Oak Brook, Illinois 60521
                    Attention: General Counsel
                    Telecopier: (708) 218-1553

              (iii) If to WTI:

                    3003 Butterfield Road
                    Oak Brook, Illinois 60521
                    Attention: Secretary
                    Telecopier: (708) 218-1553

or, in each case, at such other address or to such other person as may be specified in writing.

          14.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          14.9 Entire Agreement. This Agreement is one of the Ancillary Agreements contemplated by the Merger Agreement and embodies the entire agreement and understanding and supersedes all prior agreements and understandings of the parties (including without limitation the matters set forth in Schedule II of the Merger Agreement) with respect to the matters contemplated hereby, other than as reflected in, the International Development Agreement, the Medical Waste Option Agreement dated September 7, 1990 by and between WMI and WTI, the Intellectual Property Licensing Agreement dated September 7, 1990 by and between WMX, WMI and WTI and the Restated Funding Agreement dated September 7, 1990 of even date herewith by and between WMX and WTI and Resco Holdings Inc. (the "Funding Agreement").

          14.10 Subsidiaries. The parties hereto acknowledge that they often conduct their business operations through controlled Subsidiaries. The parties hereto therefore agree that they will cause their respective direct and indirect controlled Subsidiaries to abide by the terms of this Agreement as if they were parties hereto to the extent necessary to carry out the purposes of this Agreement. Further, each party shall be entitled to cause its obligation hereunder to be satisfied, and to cause its benefits hereunder to be received, by its Subsidiaries.

          14.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

          14.12 Choice of Law. This Agreement shall be interpreted and construed in accordance with the internal laws (and not the conflicts of laws rules) of the State of Illinois applicable to contracts made and to be performed in the State of Illinois.

          14.13 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, but, subject to Section 14.10 above, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other party hereto.

          14.14 Severability. If any provision of this Agreement is prohibited by or held to be invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date first above written.

WMX TECHNOLOGIES, INC.                          CHEMICAL WASTE MANAGEMENT, INC.



By /s/ James E. Koenig                  By /s/ Jerome D. Girsch
   --------------------------------         -----------------------------------
   James E. Koenig                         Jerome D. Girsch
Its Senior Vice President, Chief        Its Executive Vice President, Chief
   Financial Officer and Treasurer          Financial Officer, Controller and
                                             Treasurer

WHEELABRATOR TECHNOLOGIES INC.


By /s/ John D. Sanford
   --------------------------------
   John D. Sanford
Its Vice President, Chief Financial
 Officer and Treasurer

                                                                      EXHIBIT A

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD BY THE HOLDER HEREOF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENT OF THE ACT. BY ITS ACCEPTANCE OF THIS PROMISSORY NOTE, THE HOLDER HEREOF REPRESENTS THAT THIS PROMISSORY NOTE IS BEING ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, ANY PUBLIC DISTRIBUTION HEREOF AND THAT ANY RESALE OF THIS PROMISSORY NOTE WILL BE MADE ONLY PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENT OF THE ACT.

                            [WMX TECHNOLOGIES, INC.]
                        [WHEELABRATOR TECHNOLOGIES INC.]
                                PROMISSORY NOTE


_______________________, 199___                  Oak Brook, Illinois


     FOR VALUE RECEIVED, the undersigned [WHEELABRATOR TECHNOLOGIES INC.] [WMX TECHNOLOGIES, INC.] ("Payor") promises to pay to the order of [WMX TECHNOLOGIES, INC.] [WHEELABRATOR TECHNOLOGIES INC.] ("Payee") a sum equal to the amount of each loan by Payee pursuant to Article III of the Amended and Restated Master Intercorporate Agreement dated as of November 1, 1993 by and between Payor, Payee and Chemical Waste Management, Inc. (the "Agreement") plus interest on the outstanding principal balance of the loan at the rate determined pursuant to
Article III of the Agreement for the actual number of days elapsed from and inclusive of the date of the making of the loan to, but exclusive of, the date of payment of the amount due at maturity of such loan, based on a 360 day year. Contempo-raneously with the making of each loan by Payee to Payor pursuant to
Article III of the Agreement, Payor shall issue to Payee a written confirmation. Each confirmation shall state the amount of funds loaned, the amount due at maturity (if different from the amount of funds loaned), the maturity date of the loan and the rate of interest or basis for determining interest, if any, applicable to such loan, all determined as provided in Article III of the Agreement. The issuance of a confirmation shall not be conclusive as to the accuracy of the information contained therein, and failure of Payor to issue such confirmation shall not affect Payor's obligations hereunder. Payee shall inform Payor with reasonable promptness of any inaccuracy therein, but neither Payee's failure to do so nor making any errors in so informing Payor shall affect Payor's obligations hereunder.

     1. All payments of principal and interest shall be due on the dates determined pursuant to Article III of the Agreement and shall be made in immediately available funds, at the principal office of _______________________ Bank in ______________________ or such other place, or in such other manner, as Payee may from time to time designate by advance written notice to Payor. All required payments of principal, interest or other amounts shall, if not paid when due, bear interest at a floating rate equal to the rate per annum publicly announced by Mellon Bank, Pittsburgh, Pennsylvania as its prime rate, which rate shall change as such

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prime rate changes and shall not duplicate any interest charged under this
Promissory Note.  Such interest shall be payable on demand.

     2. The Payor represents and warrants as follows, which representations and warranties shall survive the execution and delivery of this Promissory Note and each loan of funds to Payor pursuant hereto and shall be deemed made as of the date hereof and as of the date of each borrowing by Payor pursuant to the Agreement.

     (a) Payor is a corporation duly organized and validly existing under the laws of the State of Delaware, has full power and authority to execute, deliver and perform its obligations under this Promissory Note and has taken all actions required for the due execution and delivery of, and performance of its obligations under, this Promissory Note.

     (b) This Promissory Note is the valid and legally binding obligation of Payor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other similar laws affecting creditors' rights generally and to general equitable principles.

     (c) The execution and delivery of, and performance of its obligations under, this Promissory Note will not constitute a violation or breach of or default under Payor's certificate of incorporation or bylaws or any applicable law, regulation or rule or any agreement or instrument to which Payor or any of its Subsidiaries (as defined in the Agreement) is a party or by which it or any of its property is bound.

     (d) Payor has obtained all consents, approvals and authorizations and effected all declarations, filings and registrations required to be obtained or made by Payor in connection with the execution and delivery of, or performance of its obligations under, this Promissory Note.

     3. Upon the occurrence of an Event of Default (as defined below), Payee may by written notice to Payor declare the principal amount of this Promissory Note (together with accrued interest thereon) to be, and such principal amount (together with such interest) shall thereupon become, immediately due and payable without presentment, demand, protest, notice of dishonor or other notice of any kind, all of which are hereby waived by Payor except as expressly set forth herein. Payee's exercise of any right or remedy shall not be deemed a waiver of any other right or remedy or to preclude the exercise of any right or remedy. No failure or delay by Payee in exercising any right or remedy shall constitute a waiver of such rights or remedy or any other right or remedy.
Payor shall give written notice to Payee of the occurrence of any Event of Default within five Business Days (as defined in the Agreement) of such occurrence.

     4. For purposes hereof, each of the following shall constitute an Event of Default:

     (a) Payor fails to make when and as due any payment of principal, interest or other amount required by the terms of this Promissory Note, by the terms of any other Promissory Note (as defined in the Agreement) or by the terms of
Article III of the Agreement to be paid (a "Required Payment"), provided, however, that no such failure shall constitute an Event of Default unless Payor shall have failed (i) to cure such failure within five Business Days of the date the Required Payment was due or (ii) to pay interest on the amount of the Required Payment from the date when due to the date of payment of the Required Payment and such failure continues uncured for five Business Days from the date of Payee's written demand for payment of such interest;

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     (b) Payor or any Subsidiary of Payor shall fail to make when and as due any payment of principal or interest in respect of any indebtedness of Payor or any of its Subsidiaries for borrowed money, the outstanding principal balance of which exceeds, together with accrued interest thereon, an amount equal to five percent of the total stockholders' equity of the Payor and its Subsidiaries determined as of the end of the Payor's then most recently completed fiscal year on a consolidated basis in accordance with generally accepted accounting principles (or its equivalent in other currency in which such indebtedness is denominated), whether such indebtedness is now existing or arises hereafter;

     (c) any event or condition shall occur which (i) results in the acceleration of the maturity of any indebtedness of Payor or any of its Subsidiaries for borrowed money, the outstanding principal balance of which, plus accrued and unpaid interest, exceeds an amount equal to five percent of the total stockholders' equity of the Payor and its Subsidiaries determined as of the end of the Payor's then most recently completed fiscal year on a consolidated basis in accordance with generally accepted accounting principles (or its equivalent in other currency in which such indebtedness is denominated), whether such indebtedness is now existing or arises hereafter, or (ii) enables (or with the giving of notice or the passage of time or both, would enable) the holder of such indebtedness to accelerate the maturity thereof (except, for purposes of this clause (ii), any such indebtedness as to which Payor or its Subsidiaries shall have a right to cure the event or condition in question and shall be practically able to effect a cure);

     (d) Payor or any of its Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing.

     (e) an involuntary case or other proceeding shall be commenced against the Payor or any of its Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against Payor or any of its Subsidiaries under any applicable bankruptcy laws or similar laws as now or hereafter in effect.

     (f) any representation, warranty, certification of statement made by Payor hereunder shall prove to have been incorrect in any material respect when made or deemed made; or

     (g) this Promissory Note shall for any reason fail to be in full force and effect and fully enforceable against Payor or Payor shall so assert.

     5. All payments made pursuant to this Promissory Note shall be made without deduction for any present or future taxes, withholdings, deductions or any other charges ("Taxes") imposed or required by any governmental authority, it being understood that the net amount to be received by the Payee after payment of the Taxes shall not be less than the payment provided for herein. Payor covenants to make all payments necessary to ensure that Payee receives such net amount. If Payor makes any such deduction and payment in respect of Taxes and if Payee or any of its Subsidiaries, as the case may be, determines in good faith that it has

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been granted by any relevant tax authority a credit against Taxes due or a refund of Taxes paid, to the extent that it may do so without prejudice to the retention of the amount of that credit or refund, Payee or its relevant Subsidiary shall reimburse Payor or its relevant Subsidiary, as the case may be, for such amount (if any) as Payee shall in good faith determine to be the proportion of that credit or refund which is attributable (or, where Payee is entitled to more than one credit or refund, which is reasonably allocable) to the said deduction and payment.

     6. The outstanding principal amount hereof may be prepaid by the Payor in whole or in part, provided, that at the time of making any pre-payment, Payor shall also pay to Payee all accrued interest to such time and all reasonable losses, costs and expenses incurred by Payee in the re-deployment by Payee of the amount of such pre-payment.

     7. Whenever any payment required to be made under this Promissory Note shall be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extensions of time shall in such case be included in the computation of interest.

     8. Payor waives presentment, demand, protest, notice of dishonor and any and all other notices in connection with this Promissory Note except as set forth herein.

     9. Payment of principal and interest due from Payor pursuant hereto shall be subject to offset by Payor of any payment of principal or interest due and payable to Payor or any of its Subsidiaries from Payee pursuant to, or as otherwise contemplated by, Article III of the Agreement.

     10. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed given and effective five Business Days after being mailed first class, certified or registered mail, postage prepaid, return receipt requested, addressed as set forth below, or two business days after being sent by overnight courier, telex or telecopy (by a machine that indicates the telex or telecopy number of the machine to which such communication is sent and the receipt by such machine of such communication) to the address or telecopy number set forth below.

                    If to Payee:

                         ___________________
                         ___________________
                         ___________________

                    If to Payor:

                         ___________________
                         ___________________
                         ___________________

or, in each case, at such other address or to such other person as may be specified in writing.

     11. This Promissory Note shall be interpreted and construed in accordance with the internal laws (and not the conflicts of laws rules) of the State of Illinois applicable to contracts made and to be performed in the State of Illinois.

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     12.  If any provision of this Promissory Note is prohibited by or held to be invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Promissory Note.

                                       [WHEELABRATOR TECHNOLOGIES INC.]

                                       [WMX TECHNOLOGIES, INC.]


                                           By: ________________________________



                                           Its: _______________________________


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